M Power Entertainment Acquires 100% of Tropical Printing


New York, NY: November 22, 2005: M Power Entertainment, Inc. (OTCBB: MPWE), a producer and developer of entertainment media, has completed its acquisition of 100% of the stock of Tropical Printing LLC ("Tropical",) a privately-held commercial printing company located in Sarasota, Florida.

Tropical provides premium printing services to businesses in the U.S. and Canada. Led by a management team that has over 40 years of experience in the printing industry, Tropical employs state-of-the-art presses and retains trained professionals specializing in turnkey production. Tropical serves a growing market that includes both regional and national magazines such as Sarasota's Scene magazine as well as internationally branded entertainment companies such as "The Stars of the Moscow State Circus."

Tropical President Steve Reuther stated, "Sam Mauro and I are excited to be part of M Power Entertainment. We're already off to a great start serving our regional clients; now, we can start addressing the larger and highly profitable national market."

Gary Kimmons, CEO of M Power Entertainment, said, "Tropical is our first move in the print media market and is a valuable addition to our team. With their help, we intend to move quickly to bring other successful print and publishing companies on board. They are already established in a proven and profitable market, and they can play an important role supporting our subsidiaries in the visual (film) and music media markets."

About Tropical Printing

Tropical Printing is a full service commercial printer with a focus on printing publications. Tropical has contracts to print several monthly publications. It derives a large portion of its revenues by printing and distributing tickets and programs for live entertainment.

About M Power Entertainment, Inc.

Based in New York, NY, MPWE is an entertainment media production and distribution corporation. The Company derives revenues from the electronic/film, print, and music media markets. MPWE is growing in each of these markets by acquiring and assimilating profitable production, distribution, and service entities that are privately held. The company's objective is to become a comprehensive source for motion picture, television, music, and print content. For more information on M Power Entertainment please visit its corporate website www.mpe.us.com.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995: The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur.

For further information contact:

Deanna S. Slater
212-731-0834
deanna.slater@mpe.us.com
http://www.mpe.us.com